UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2009

KIWA BIO-TECH PRODUCTS GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33167	77-0632186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 N. Indian Hill Blvd., #702 Claremont, California
(Address of principal executive offices)

91711
(Zip code)

(626) 715-5855
(Registrant’s telephone number, including area code)

None.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Appointment of Certain Officers;Compensatory Arrangements of Certain Officers.

On February 18, 2009, our Board of Directors appointed Mr. Steven Ning Ma as the Chief Financial Officer and Chief Operating Officer of the Company in charge of financial and accounting management and daily operations.  Effective upon Mr. Ma’s appointment as the Company’s Chief Financial Officer and Chief Operating Officer, Mr. Wei Li will step down as the Company’s interim Chief Financial Officer.

In connection with the appointment, Mr. Ma entered into a written employment agreement with the Company.  Pursuant to the employment agreement, Mr. Ma is entitled to annual salary of RMB636,000 (approximately US$93,000), among which RMB42,400 (approximately US$6,200) payable monthly and RMB127,200 (approximately $18,600) in one lump sum, as a performance bonus, three months following the anniversary of his employment provided that Mr. Ma meets all goals and objectives set by the Company.  Mr. Ma’s employment may be terminated at any time for cause or with thirty days’ written notice without cause.  The employment agreement is automatically terminated upon death or permanent disability.  Upon termination without cause, Mr. Ma is entitled to severance payment equal to three months’ salary including all non-cash benefits, if the termination is due to death or permanent disability, Mr. Ma is entitled to six months’ salary.  The employment agreement also contains confidentiality provisions and provisions against competition with the Company and solicitation of customers for 12 months following termination of employment.  A copy of Mr. Ma’s Employment Agreement is filed as Exhibit 10.1 hereto.

Prior to joining the Company, Mr. Ma served as Managing Director of SAS Conserve de Provence from 2006 to 2008.  Prior to that, Mr. Ma was the Senior Managing Partner of HJV (Hejun) Consulting (Ltd.) from 2004 to 2005.  Mr. Ma received his Master degree in Economics/Finance from the Graduate School of Chinese Academy of Sciences.  He is also Ph.D. Candidate in Financial Economics from Wageningen University, Netherlands.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Employment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2009	By:	/s/ Wei Li
Name: Wei Li
Title: Chairman of Board of Directors and Chief Executive Officer